EXHIBIT 21.1



                              LIST OF SUBSIDIARIES


                                                     ORGANIZED OR
           NAME OF SUBSIDIARY                        INCORPORATION
           ------------------                        -------------

           Newtech (Hong Kong) Ltd.                    Hong Kong
           Newtech Electronics Industries Limited      Hong Kong
           Durable Electronics Industries Limited      Hong Kong